Exhibit 99.1

Mike Mansbach named President of MINDBODY
Former President of Blue Jeans Network and CEO of PunchTab joins global wellness tech company

San Luis Obispo, Calif. - June 19, 2017 - MINDBODY (NASDAQ: MB), the leading technology platform for the wellness services industry, today announced that veteran SaaS executive, Mike Mansbach, has been named President of MINDBODY. Mansbach will report directly to MINDBODY CEO and Co-Founder, Rick Stollmeyer, and will work alongside MINDBODY CFO and COO, Brett White.

Mansbach most recently served as President of Blue Jeans Network, a leader in cloud-based video communications services. Prior to that, he was CEO of PunchTab, a software-as-a-service firm that was acquired by Walmart in September of 2015 for its unique customer engagement technology. Mansbach also spent nearly 10 years at Citrix, a cloud computing and SaaS provider, where he held multiple executive roles in the scale of the GoTo products to over $600M.

As MINDBODY President, Mansbach will focus on the growth engine of the company, overseeing sales, marketing, customer service, business development and corporate development. Stollmeyer will continue to lead the company’s vision, mission and overall strategy.

“I am thrilled to welcome Mike to the MINDBODY team,” said Stollmeyer. “His vast experience with both business and consumer software platforms and proven capabilities in the SaaS industry will play a pivotal role as we execute on our global growth strategy.”

“MINDBODY’s impact on people’s everyday well-being is extraordinary," said Mansbach. "Rick and this team have built a company whose success is measured by improving peoples’ lives. I am super excited to get to participate on such an awesome journey and mission.”

About MINDBODY
MINDBODY, Inc. (NASDAQ: MB) is the leading technology platform for the wellness services industry. Local wellness entrepreneurs worldwide use MINDBODY’s integrated software and payments platform to run, market and build their businesses. Consumers use MINDBODY to more easily find, engage and transact with wellness providers in their local communities. For more information on how MINDBODY is leveraging technology to improve the wellness of the world, visit mindbodyonline.com.

###

© 2017 MINDBODY, Inc. All rights reserved. MINDBODY, the Enso logo and Connecting the World of Wellness are trademarks or registered trademarks of MINDBODY Inc. in the United States and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated.

Media Contact: Tracy Richmond
tracy.richmond@mindbodyonline.com
805-586-3226